Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES CREATION OF HOLDING COMPANY STRUCTURE

HOUSTON, July 17, 2023 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced that its Board of Directors has authorized the Company to create a newly incorporated holding company structure—The Howard Hughes Holding Corporation—which will become the new parent company of The Howard Hughes Corporation and replace it as the company that is publicly traded on the New York Stock Exchange. Existing shares of The Howard Hughes Corporation stock will be automatically converted, on a one-for-one basis, into shares of common stock of The Howard Hughes Holding Corporation, which will retain the ticker symbol “HHC” as trading continues uninterrupted on the NYSE. The Board and the executive officers of the Company will continue in their same roles at the new company.

The Company believes that implementation of the reorganization will promote the growth of its businesses, including by providing additional flexibility to fund future investment opportunities and to segregate assets and related liabilities in separate subsidiaries.

The holding company reorganization is intended to be a tax-free transaction for U.S. federal income tax purposes for the Company stockholders. The holding company reorganization is expected to be effective August 11, 2023, or as soon as practicable thereafter.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Contact

Cristina Carlson, 646-822-6910

SVP, Head of Corporate Communications

cristina.carlson@howardhughes.com

Investor Relations

Eric Holcomb, 281-475-2144

SVP, Investor Relations

eric.holcomb@howardhughes.com